EXHIBIT 4.8
D U N C A N  C A P I T A L  G R O U P  L L C        830 Third Avenue, 14th Floor
                                                    New York, NY  10022

                                                    (212) 581-5150 Tel
                                                    (212) 581-7010 Fax

                                                    www.duncancapital.net


March 1, 2005

Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway
Suite A
Knoxville, TN  37931
Attn: Peter Culpepper, CFO

RE:  ADVISORY AGREEMENT

Dear Mr. Culpepper:

This letter confirms the terms upon which Provectus Pharmaceuticals, Inc., together with all subsidiaries, affiliates, successors and other controlled units, either existing or formed subsequent to the execution of this engagement (the "Company"), engages Duncan Capital Group LLC ("Duncan Group"), to act as its financial advisor and consultant for the Company in connection with (i) advising and structuring a 2.0 - 3.5 million financing (the "Financing"), (ii) advising the Company on restructuring of certain of the Company's obligations with Cornell Capital (the "Restructuring"), and (iii) assist the Company in preparing for a follow-on offering and in engaging an underwriter for such a purpose (the "Follow-on Offering").

1.   Scope of Engagement.

          The Company hereby engages Duncan Group (the "Engagement") on a "best efforts" basis to provide financial advice and recommendations to the Company in connection with the Financing.

2.   Scope of Work; Parameters

     In connection with the Engagement:

     - Duncan Group will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;
     - Duncan Group will assist the Company and its counsel in structuring, negotiating and finalizing the Financing;
     - Duncan Group will assist in restructuring the Company's equity line of credit and Convertible Debentures held by Cornell Capital; and
     - Duncan Group will advise the Company on positioning itself fora follow-on offering and introduce the Company to and assist with the negotiations for potential underwriters.

3.   Company Responsibilities, Representations and Warranties.

     In connection with the Engagement:

     - The Company agrees to cooperate with Duncan Group and will furnish to Duncan Group all information and data concerning the Company (the "Information") which Duncan Group reasonably deems appropriate for purposes of rendering its services hereunder, and will provide Duncan Group access to its officers, directors, employees and advisors.
     - The Company represents and warrants to Duncan Group that all Information included or incorporated by reference in any documents or otherwise made available to Duncan Group by the Company to be communicated to parties in connection with the Financing: (a) will be complete and correct and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (b) any projected financial information or other forward-looking information which the Company provides to Duncan Group will be made by the Company in good faith, based on management's best estimates at the time and based on facts and assumptions which the Company believed were reasonable at the time.
     - The Company agrees to promptly notify Duncan Group, in writing, if the Company believes that any Information that was previously provided to Duncan Group has become materially misleading or inaccurate in any way.
     - The Company acknowledges and agrees that, in rendering its services hereunder, Duncan Group will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Duncan Group) without independent investigation or verification thereof or independent appraisal or evaluation of the Company or its business or assets, or any other party to the Financing. Duncan Group has no responsibility for the accuracy or completeness of any information, regarding the Company.
     - The Company agrees it is solely responsible for the decision to pursue the Financing and acknowledges that Duncan Group is not responsible for the due diligence, legal, regulatory, compliance and success or failure of the Financing.
     - Any advice rendered by Duncan Group during the Engagement or in meetings with the Company or its Board of Directors, as well as any written materials provided by Duncan Group, are intended solely for the benefit and confidential use of the Company and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without Duncan Group's prior written consent, except as required by law, legal process or the rules of any regulatory agency.

4.   Fees.

          4.1 Advisory Fee. As compensation for its advisory services rendered in connection with the Financing, Duncan Group will be paid a cash advisory fee equal to $30,000, payable at the rate of $5,000 per month for the next six months commencing on the date hereof ("Advisory Fee"). To the extent that Duncan Group has used any other agents or broker dealers in consummating the Financing, Duncan Group will pay them directly or at Duncan Group's option, the Company will pay such agent and reduce Duncan Group's Transaction Advisory Fee by such amount.

          4.2 Warrants. Additionally, as compensation for its advisory services rendered in connection with the Financing, Duncan Group will receive warrants to purchase 750,000 shares of common stock. The warrants will have an exercise price equal to the market price at the time this agreement is executed and the other half of the warrants will have an exercise price equal to 125% of the market price at the time this agreement is executed. In addition, the warrants shall have a vesting schedule as follows: 100,000 vest upon execution of this agreement, 500,000 vest upon the completion of the Financing and the remaining 150,000 vest upon the signing of a contract for a follow-on offering by an underwriter. In the event that any of the events do not occur, then the relevant warrants will not vest. The terms of the warrants shall be set forth in one or more agreements in form and substance reasonably satisfactory to Duncan Group and the Company. The warrant agreements shall contain customary terms, including without limitation, provisions for "cashless" exercise, change of control, price based anti-dilution and customary registration rights.

          4.3 Financing Fee. The Company shall pay Duncan Group an advisory fee of $150,000. Such payment shall be due upon the completion of the Financing. However, if the total amount paid to all advisory, finders and bankers by the Company in connection with the current round of contemplated financing (including amount that is restructured) exceeds 10% of the total amount raised, Duncan Group will reduce its fee such that the total payments made by the Company equals 10% of the total amount raised.

          4.4 Follow-on Offering. During the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, if a Follow-On Offering is completed by the Company, a fee of $250,000 cash shall be due and payable to Duncan Group.

          4.5 Merger, Acquisition or Other Related Transaction. During the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, if a merger, acquisition or other related transaction is completed by the Company, Duncan Group and the Company will negotiate a mutually acceptable fee to be paid to Duncan Group as long as Duncan Group referred the relevant parties.

5.   Expenses.

          The Company will reimburse Duncan Group for all out-of-pocket expenses reasonably incurred by it in connection with its Engagement hereunder, including reasonable fees and expenses of its counsel and any other independent experts retained by Duncan Group (and any retainers related thereto); provided, however, that without the prior written consent of the Company, all fees and expenses shall not exceed $25,000. Subject to the provisions of Section 8, all such fees and expenses referred to above shall be paid to Duncan Group whether or not the Financing is consummated. Such out-of-pocket expense reimbursement will be payable promptly upon submission by Duncan Group of statements to the Company.

6.   Scope of Responsibility.

          Neither Duncan Group nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such person arising out of or related to Duncan Group's Engagement hereunder except for a claim, loss or expense that arises solely out of or is based solely upon any action or failure to act by Duncan Group, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination to constitute bad faith, willful misconduct or gross negligence on the part of Duncan Group. The Company understands that Duncan Group is not a broker-dealer and will not be performing any services that may only be performed by a registered broker-dealer.


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

7.   Indemnification.

          Since Duncan Group will be acting on behalf of the Company in connection with its Engagement, the Company agrees to indemnify Duncan Group as set forth in Exhibit A to this Agreement.

8.   Termination.

          The term of this Agreement is one (1) year from the date hereof; provided, however, that Duncan Group's Engagement hereunder may be terminated, with or without cause, by either the Company or Duncan Group upon 30 days prior written notice to the other party; provided, further, that subject to Section 8(b), such termination will not affect Duncan Group's right to (i) expense reimbursement under Section 5, (ii) receipt of payment of any fees or compensation pursuant to Section 4, (iii) the indemnification contemplated by Section 7 above, and (iv) any remaining compensation due under this Agreement.

9.   Intentionally Omitted

10.  Governing Law; Jurisdiction; Waiver of Jury Trial.

          10.1 This Agreement will be deemed made in New York and will be governed by the laws of the State of New York without regard to the conflict of law principles contained therein. The Company and Duncan Group irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York, in each case located in New York County, New York, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company or Duncan Group. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and Duncan Group hereby knowingly, voluntarily and irrevocably waive any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby.

          10.2 Any dispute arising hereunder, if not settled by mutual agreement, shall, at Duncan Group's option, and, upon written notice by Duncan Group to the Company, be settled by final and binding arbitration in New York, New York. The arbitration shall be conducted in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association ("AAA Rules") by a single disinterested arbitrator appointed in accordance with such AAA Rules.

          10.3 The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined by the arbitrators.

          10.4 Judgment upon the award rendered by the arbitrators may be entered in any court having personal and subject matter jurisdiction. Each party hereby submits to the in personal and subject matter jurisdiction of the federal and state courts in the County of New York for the purpose of confirming any such award and entering judgment thereon.

     All proceedings under Sections 10.3 through 10.6 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by both parties, except as required by law.


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

11.  No Rights in Equityholders, Creditors.

          This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of Section 7 herein. The Company acknowledges and agrees that (a) Duncan Group will act as an independent contractor and is being retained solely to assist the Company in its efforts to help with a possible Financing, and that, Duncan Group is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating any Financing; and (b) Duncan Group is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders or creditors of the Company, and affiliates of the Company or any other person by virtue of this Agreement and the retention of Duncan Group hereunder, all of which duties and liabilities are hereby expressly waived. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

12.  Duncan Group; Other Activities; Public Announcements.

          (a) The Company acknowledges that Duncan Group and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Duncan Group in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company's business and properties.

          (b) Except as required by law or any regulatory agency, neither Duncan Group nor the Company shall make or issue any public announcements or other communications regarding this Agreement or the Financing without the prior approval of the other, which consent shall not be unreasonably withheld, delayed or conditioned.

13.  Miscellaneous.

          13.1 This Agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

          13.2 This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof.

          13.3 Neither party may assign this Agreement without the prior written consent of the other party.

          13.4 This Agreement can be modified or amended only by a written instrument signed by both parties.

          13.5 If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court, governmental agency or arbitrator of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

          13.6 The provisions contained in Sections 3, 4, 5, 7, 10, 11 and 13 shall survive expiration or termination of this Agreement.

          13.7 All notices, requests, demands and other communications hereunder shall be given in writing and shall be (a) personally delivered; (b) sent by telecopier; (c) sent by an internationally-recognized overnight courier, or (d) sent to the parties at their respective addresses indicated herein


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

     by registered or certified mail, return receipt requested and postage prepaid. The respective addresses to be used for all such notices, demands or requests are as follows:

     If to the Company,

     7327 Oak Ridge Highway
     Suite A
     Knoxville, TN  37931
     Attn: Peter Culpepper, CFO



     Or to such other person or address as the Company shall designate in writing to the other party.

     If to Duncan Group,

     Duncan Capital Group LLC
     830 Third Avenue (14th Floor)
     New York, New York  10022
     Telecopier: (212) 581-7010
     Attention: Michael Crow

     with a copy to:

     The same address listed above for Duncan Group, Attn: General Counsel.

          Such communication shall be deemed delivered upon actual receipt (provided, that if notice is sent by telecopier it shall be deemed delivered the next day business after transmission and the sender shall bear the burden of proof of delivery) or refusal of receipt. Either party to this Agreement may change its address at any time by giving notice thereof in accordance with this Section 13.

If the foregoing correctly sets forth our Agreement, please so indicate by signing below and returning an executed copy to Duncan Capital Group LLC. This Agreement may be executed by the exchange by facsimile/telecopy or e-mail/electronic signature between the Parties of signed counterparts of this Agreement. We look forward to working with you and the rest of the management team in a long-term relationship that assists the Company in achieving its business goals.

Sincerely,                          ACCEPTED AND APPROVED:


Duncan Capital Group LLC            Provectus Pharmaceuticals, Inc.


/s/ Michael Crow                     /s/ Peter Culpepper
-------------------------           -------------------------------
Michael Crow                        Peter Culpepper
President                           Chief Financial Officer

                     EXHIBIT A - INDEMNIFICATION PROVISIONS

     In connection with our engagement of Duncan Group as our consultant and advisor, the Company hereby agrees to indemnify and hold Duncan Group and its affiliates, and the directors, officers, partners, shareholders, members, employees and agents of Duncan Group and each other person, if any, controlling Duncan Group or any of its affiliates (collectively the "Indemnified Persons"), harmless from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including, but not limited to, fees and expenses of counsel) which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of Duncan Group pursuant to this Agreement between the Duncan Group and the Company, or (B) otherwise related to or arising out of Duncan Group's activities on our behalf pursuant to Duncan Group's engagement under this Agreement, and the Company shall reimburse any Indemnified Person for all expenses (including, but not limited to, fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding (collectively a "Claim"), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with Duncan Group's engagement under the Agreement except for any Claim incurred by the Company solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

     The Company further agrees that it will not, without the prior written consent of Duncan Group settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes a legally binding, unconditional, and irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

     Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, unless, and only to the extent that, such failure results in the forfeiture by it of substantial rights and defenses, and such failure to so notify the Company will not in any event relieve it from any other obligation or liability it may have to any Indemnified Person otherwise than under this Agreement. If the Company so elects or is requested by such Indemnified Person, it will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines in its sole judgment that having common counsel would present such counsel with a conflict of interest or such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend,


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

contest, compromise, settle, assert crossclaims or counterclaims, or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including, but not limited to, for the fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such defense and to retain its own counsel therefor at its own expense.

     The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not Duncan Group is the Indemnified Person) the Company and Duncan Group shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Duncan Group, on the other, in connection with Duncan Group's engagement by the Company under the Agreement, subject to the limitation that in no event shall the amount of Duncan Group's contribution to such Claim exceed the amount of fees actually received by Duncan Group from the Company pursuant to Duncan Group's engagement under the Agreement. The Company hereby agrees that the relative benefits to it, on the one hand, and Duncan Group, on the other hand, with respect to Duncan Group's engagement under the Agreement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which Duncan Group is engaged to render services bears to (b) the fee paid or proposed to be paid to Duncan Group in connection with such engagement.

     The Company's indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that an Indemnified Party may have at law or at equity.

     Should Duncan Group, or any of its directors, officers, partners, shareholders, members, agents or employees, be required or be requested by the Company to provide documentary evidence or testimony in connection with any proceeding arising from or relating to Duncan Group's engagement under the Agreement, the Company agrees to pay all reasonable expenses (including, but not limited to, fees and expenses of counsel) in complying therewith and customary fees for sworn testimony or preparation thereof, payable in advance.